Exhibit 99.1

News Release

[NewPage Logo]

Media Contact: NewPage Corporation

Shawn Hall 8540 Gander Creek Drive

937-242-9373 Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES NEW ELECTIONS IN SENIOR LEADERSHIP

MIAMISBURG, Ohio. - March 20, 2009 - NewPage Corporation (NewPage) today announced the election of Mark A. Suwyn to Executive Chairman of the Board and the simultaneous election of Richard D. Willett Jr. as a member of the Board of Directors and as President and Chief Executive Officer of the company. The changes became effective March 19, 2009.

"Rick and I have been working as a cohesive team the past couple of years to build a strong management team, integrate two accomplished companies (NewPage and Stora Enso North America) and manage successfully through an extremely challenging market environment. We will continue to work very closely with the Board and senior leadership team to ensure continued success in the numerous initiatives underway in the company," said Mark Suwyn. "Rick has been thoroughly involved in both the strategic and day-to-day actions of the company, so this transition will be seamless."

"The two of us have a strong working relationship which will continue in these new roles," said Rick Willett. "Our employees, suppliers and customers will see continued emphasis on cost improvement, customer responsiveness and employee growth."

Prior to being named Executive Chairman of the Board, Mark A. Suwyn was Chairman and Chief Executive Officer for NewPage. Mr. Suwyn is also Chairman of the board of directors of NewPage Holding Corporation and NewPage Group Inc. He was chairman and chief executive officer of Louisiana-Pacific Corporation from 1996 until his retirement in 2004. Prior to joining Louisiana-Pacific, from 1992 through 1995, Mr. Suwyn served as a director and executive vice president of distribution, specialty products and forestlands at International Paper. Before joining International Paper, from 1967 through 1992, he served in a variety of positions with E.I. DuPont, serving as executive vice president, medical products and imaging systems prior to his move to International Paper. Mr. Suwyn earned his Ph.D. in Inorganic Chemistry from Washington State University. He is on the board of governors of the Washington State University foundation and is also a board member of Ballard Power Systems and BlueLinx corporations.

Before being named President and Chief Executive Officer, Richard D. "Rick" Willett Jr. was President and Chief Operating Officer of NewPage since April 2006. Prior to NewPage, Mr. Willett served as a consultant to Cerberus Capital Management L.P. in the acquisition of the core business of Teleglobe Inc. in 2002 before becoming the chief financial officer and VP of Operations of Teleglobe in 2003, and then executive vice president and chief operating officer in January 2005 until Teleglobe was sold to a division of Tata Communications in February 2006. Preceding his time at Cerberus and Teleglobe, he held a progression of responsibilities at General Electric (GE) spanning 11 years, serving in executive level positions, including chief financial officer of GE Superabrasives, Inc. from 2000 to 2002, and as an executive audit manager for various units of GE Capital Service from 1999 to 2000. In addition, Mr. Willett had numerous global assignments on General Electric's corporate audit staff and various engineering and product management roles at GE Plastics. Mr. Willett earned his bachelor's degree in chemical engineering from Worcester Polytechnic Institute, and a master's degree in finance from Rensselaer Polytechnic Institute.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

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